Exhibit 23

Consent of Independent Certified Public Accountants

We consent to the use of our Independent Auditors’ Report dated March 15, 2004 covering the consolidated financial statements of Health Sciences Group, Inc. and Subsidiaries for each of the two years in the period ended December 31, 2003 to be included in this amended Form SB-2A registration statement to be filed with the Commission on approximately May 19, 2004.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ STONEFIELD JOSEPHSON, INC.

STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

May 19, 2004